Exhibit 99.1
ResCare ● 10140 Linn Station Road ● Louisville, Kentucky 40223-3813 ● Phone: 502.394.2100 ●
www.rescare.com
Contact:	Ross Davison Treasurer (502) 394-2123
WILLIAM E. BROCK JOINS RESCARE BOARD OF DIRECTORS

Formerly Served as U.S. Senator, Secretary of Labor and U.S. Trade Representative
LOUISVILLE, KY (March 31, 2006) – ResCare, Inc. (NASDAQ/NM: RSCR), the nation’s leading provider of residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes, today announced that former Secretary of Labor and U.S. Senator William E. Brock was elected to ResCare’s Board of Directors, filling a board seat that has been vacant since August 2005. The Board also nominated Senator Brock for election at the Company’s June 22, 2006, Annual Shareholders Meeting to serve the remainder of the vacant term through 2008.
     During a long and distinguished career in public service, Senator Brock has served in the U.S. Senate, U.S. House of Representatives, as chairman of the Republican National Committee, U.S. Trade Representative and Secretary of Labor under President Ronald Reagan. He currently heads The Brock Offices, which specializes in human resource development and international trade and investment.
     “Senator Brock has a long and distinguished career as a statesman,” said ResCare chairman, president and chief executive officer Ronald G. Geary. “We are extremely proud that he has consented to become a member of the ResCare Board of Directors. His depth of knowledge, scope of experience and international reputation will be an incredible asset to our already strong Board of Directors. I am convinced his contribution to ResCare’s future will be as notable as his past achievements.”

Exhibit 99.1
     In commenting on his appointment to ResCare’s Board, Senator Brock added, “I am pleased that I have been invited to join ResCare’s Board of Directors. It is exciting to be part of a company whose mission is human development. To me, nothing is more important.”
     Following his 14 years in the U.S. House of Representatives and U.S. Senate, William (Bill) Brock was elected Chairman of the Republican National Committee. He later joined President Reagan’s Cabinet in 1981 as the United States Trade Representative. Brock initiated the first free trade agreements ever negotiated by the United States and was recognized as a principal ‘father’ of the Uruguay Round of Trade Negotiations and the World Trade Organization (WTO).
     As the United States Trade Representative, then Ambassador Brock was responsible for the expansion of the world’s international trade organizations to encompass, for the first time, intellectual property, services and investment issues of paramount interest to this nation.
     As Secretary of Labor, he sponsored, among other initiatives, the landmark study of workforce and workplace trends in a global economy entitled “Workforce 2000.”
     Senator Brock subsequently co-chaired the National Commission on the Skills of the American Workforce, chaired The Secretary’s Commission on Achieving Necessary Skills, the Wingspread Group on Higher Education, and, together with Robert Hormats, co-edited “The Global Economy.”
     These and related activities led the National Academy of Human Resources to award Senator Brock its highest award for “outstanding life achievement in advancing human development.”
     Senator Brock also serves on the Boards of Directors of HealthExtras, a supplemental health and disability insurance company, Strayer University, a 28 campus for-profit university system, and On Assignment, a staffing company providing temporary scientific professionals to laboratories in the biotechnology, environmental, chemical, food and beverage industries.
     ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. More information is available at www.rescare.com.
     From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports. Statements related to expected financial results are as of this date only and ResCare does not assume any responsibility to update these statements.